EXHIBIT 99.01

News Release Avi Sharon, Investor Relations 212.756.4077 avi.sharon@alliancebernstein.com	John Meyers, Media 212.969.2301 john.meyers@alliancebernstein.com

AllianceBernstein Acquires Alternative Investments Group from SunAmerica

October 1, 2010 – AllianceBernstein L.P. today announced that it has acquired SunAmerica’s alternative investments group, a team that manages a portfolio of hedge fund and private equity fund investments.

“We are pleased to add to our alternative investment capabilities this exceptional hedge fund and private equity fund investment team,” said AllianceBernstein Chairman and CEO Peter Kraus. “Marc Gamsin and his SunAmerica Alternative Investments colleagues have built an outstanding platform, which we believe will provide valued investment opportunities for our clients.”

Gamsin noted, “We’ve admired AllianceBernstein’s superb investment research for many years, and we’re thrilled to become a part of this respected, global institution, while maintaining our long-standing SunAmerica relationship. ”

The acquisition is our most recent step in the strategic expansion of our alternative investment capabilities by adding talented investment professionals and new products to enhance our client offerings. “We look forward to working with Marc and his team, as we build this business for the future,” said Kraus.

About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private clients in major world markets.

At June 30, 2010, AllianceBernstein Holding L.P. (NYSE: AB) owned approximately 36.7% of the issued and outstanding AllianceBernstein L.P. units, and AXA, one of the largest global financial services organizations, had an economic interest of approximately 62.5%.